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Via Electronic Mail

December 21, 2021

WESTERN SIERRA RESOURCE, CORP.
6175 Plumtree Lane
Edmond, OK 73034
Tel: +1-(928)-680-5513
support@westernsierraresource.com

Re: Western Sierra Resource Corp. and Form 10

To Whom it May Concern:

I, the undersigned, have acted as special counsel to Western Sierra Resource, Corp. (the "Company") a Utah corporation, in connection with the Company's voluntary registration statement on Form 10-12g (the "Registration Statement"), relating to the application for registration under Section 12(g) of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"). Once this Registration Statement becomes effective, the Company will become subject to the requirements of Regulation 13A under the Exchange Act which will require the filing of all annual, quarterly, periodic, and other reports contemplated thereby.

The Registration Statement applies to the Company's outstanding common shares which number Three Hundred Forty Nine Million Eighty Nine Thousand Two Hundred and Eight (349,089,208) as of the date of this Registration Statement. The common stock contemplated in this Registration Statement has been validly issued, fully paid, and is nonassessable.

For the purposes of rendering this opinion, I have examined corporate records, agreements, instruments and other documents of the Company, as I have deemed relevant and necessary as a basis for the opinion hereinafter set forth. In all such examinations, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of original and certified documents, the due authority of the parties signing such documents, and the conformity to original or certified documents of all copies submitted to us as conformed or reproduction copies.

As to questions of fact relevant to the opinions expressed herein, I have relied without investigation upon, and assumed the accuracy of, certificates and oral or written statements and other information of or from officers and/or directors of the Company and other persons with personal knowledge of such facts and/or circumstances.

I hereby consent to the use of this letter as an exhibit to the Offering Statement and to any and all references to this firm in the Offering. In so consenting, I do not admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.

Thank you in advance for your prompt attention to this matter.

Kind Regards,

John E. Dolkart, Jr., Esq.